Exhibit 99.2

CHARLES RIVER ASSOCIATES (CRA)

FIRST QUARTER FISCAL YEAR 2010

EARNINGS ANNOUNCEMENT

PREPARED CFO REMARKS

CRA is providing a copy of prepared remarks by CFO Wayne Mackie in combination with its press release. These remarks are offered to provide the investment community with additional information on CRA’s financial results prior to the start of the conference call. As previously announced, the conference call will begin today, March 18, 2010 at 9:00 am ET.  These prepared remarks will not be read on the call.

Revenue

In today’s press release, we reported Q1 GAAP revenue of $58.8 million, compared with GAAP revenue of $65.8 million for Q1 of fiscal 2009, representing a decrease of 10.6%.  Our GAAP revenue for Q1 of fiscal 2010 included $1.1 million from NeuCo.  GAAP revenue from Q1 of fiscal 2009 included $1.5 million from NeuCo.  Excluding this revenue from both periods, non-GAAP revenue was $57.8 million compared with $64.3 million in the same period last year, or a decrease of 10.2%.  Nearly all practices in Litigation and Management Consulting experienced revenue declines year-over-year, offset somewhat by the revenues generated from the Marakon acquisition completed in June 2009.

Looking at our business on a sequential basis, our Q1 revenue declined from Q4 of fiscal 2009 by 20.7% on a non-GAAP basis.  Q1 utilization came in at 60% as compared to 66% for Q4 of fiscal 2009.  This reduction in revenue was primarily due to a decline in Management Consulting, which had delivered a strong Q4 performance.  As a reminder, I would like to point out that Q1 is typically our weakest quarter due to the year-end holidays.

Gross Margin

Q1 of fiscal 2010 gross margin on a GAAP basis was 31.3%, compared with a GAAP gross margin of 34.6% in Q1 of fiscal 2009.  Non-GAAP gross margin for the first quarter, which excludes NeuCo, was 30.6% compared with non-GAAP gross margin of 35.3% in Q1 of fiscal 2009. The GAAP and non-GAAP declines were principally the result of lower revenue in the quarter offset partially by lower compensation costs and reimbursable expenses.

SG&A Expenses

Q1 of fiscal 2010 SG&A expenses were $15.8 million, or 26.8% of revenue, on a GAAP basis, compared with GAAP SG&A expenses of $17.3 million, or 26.2% of revenue, in the first quarter of last year.  Non-GAAP SG&A expenses were $14.6 million, or 25.3% of revenue, for the first quarter of 2010 compared with $16.1 million, or 25.0%, in Q1 of fiscal 2009.  We were able to lower our non-GAAP SG&A on an absolute dollar basis by $1.5 million or 9.1% for the quarter compared to the same period a year ago through ongoing productivity improvements and expense reduction efforts.  We continue to manage SG&A costs closely.

Depreciation & Amortization

Excluding NeuCo, on a non-GAAP basis depreciation and amortization expense was approximately $1.2 million for Q1 of fiscal 2010, compared with $1.7 million for Q1 of fiscal 2009.

Share-Based Compensation Expense

Share-based compensation expense was approximately $1.7 million for Q1 of fiscal 2010 compared with $1.1 million for Q1 of fiscal 2009.

Operating Income

On a GAAP basis, operating income was $1.3 million, or 2.3% of revenue, compared with GAAP operating income of $3.6 million, or 5.4% of revenue last year.  Non-GAAP operating income was $1.8 million for the first quarter, or 3.2% of revenue, compared with $4.9 million, or 7.6% of revenue, for Q1 of fiscal 2009.  The principal factor here is the year-over-year decline in revenue and gross margin.

Interest and Other Income (Expense), net

In Q1 of fiscal 2010, interest and other income was an expense of $805,000 on a GAAP basis and $775,000 on a non-GAAP basis compared to an expense of approximately $964,000 on a GAAP basis and $541,000 on a non-GAAP basis in Q1 of fiscal 2009.  On a GAAP basis, both periods were affected by NeuCo and Q1 of fiscal 2009 also was affected by about $390,000 in foreign currency exchange loss related to the liquidation of our Australian-based operations.  On a non-GAAP basis, the $234,000 decline year-over-year is attributable to a $335,000 decrease in foreign exchange gain and reduced cash balances, which produced $83,000 less interest income this quarter compared with a year ago.  This was partially offset by lower interest expense of $184,000 attributable to a reduced number of convertible bonds outstanding this year and the effect of the new accounting standard for our bonds.

New Accounting Standard for Convertible Bonds

In Q1 of fiscal 2010, we adopted FASB Accounting Standards Codification Topic 470-20, which was formerly referred to as FASB Staff Position APB 14-1. This new accounting standard applies to the convertible bonds that we issued several years ago.  It is having the net effect of increasing our non-cash interest expense.  As we mentioned on our prior call, we are anticipating an incremental non-cash interest expense in fiscal 2010 of $1.4 million. For the quarter, the incremental non-cash interest expense was $317,000 compared with $358,000 for the comparable quarter of a year ago.   In addition, beginning this quarter, we were required to account for a cumulative catch-up for years past that amounted to an approximate $6.4 million non-cash decrease in retained earnings through the end of fiscal 2009.  Also, the carrying amount of the bonds was retroactively adjusted to reflect a discount of $12.6 million and deferred financing costs were reduced by $0.5 million, with offsetting increases in shareholders’ equity of $6.9 million and deferred tax liability of $5.2 million.

Income Taxes

Our GAAP tax provision for the quarter was $436,000, or a Q1 tax rate of 81.5%, compared with $2.3 million, or 86.7%, in Q1 of fiscal 2009 on a GAAP basis. Our non-GAAP tax provision for the quarter was $605,000, or an effective tax rate of 57.6%, compared with $2.4 million, or an effective tax rate of 55.1% for Q1 of fiscal 2009.  The GAAP and non-GAAP tax rates for both years were higher than expected due to trapped losses in certain foreign locations.  The higher GAAP versus non-GAAP tax rates were due to NeuCo’s impact.

Q1 Net Income

Q1 of fiscal 2010 GAAP net income was $266,000, or $0.02 per diluted share compared with GAAP net income of $534,000, or $0.05 per diluted share, for the same period of fiscal 2009.  GAAP net income in Q1 of fiscal 2010 included a $180,000 loss associated with NeuCo.  GAAP net income in Q1 of fiscal 2009 included $779,000 in pre-tax expenses associated with an employee workforce reduction, a foreign exchange currency loss of $390,000 related to the liquidation of CRA’s Australian-based operations, and a $237,000 loss from NeuCo.  Excluding these items from both periods, non-GAAP net income for Q1 of fiscal 2010 was $446,000, or $0.04 per diluted share, compared with $1.9 million, or $0.18 per diluted share last year.

Key Balance Sheet Metrics

Turning to the balance sheet, billed and unbilled receivables in Q1 were $76.3 million, compared with $88.2 million at the end of fiscal 2009.   Current liabilities at the end of Q1 were $72.4 million compared with $79.1 million at the end of fiscal 2009.

Total DSOs in Q1 were 103 days consisting of 64 days of billed and 39 days of unbilled, which is up from the 97 days we reported in Q4 of fiscal 2009, which included 65 days of billed and 32 days of unbilled.  The increased DSO was due to slow collections in the Europe and Middle East region.  Our goal is to keep our DSOs below 100 days.

Cash and Cash Flow

Cash flow for Q1 of fiscal 2010 was positive.  Primarily due to a decline in accounts receivable, cash and equivalents and short-term investments stood at $113.3 million at the end of Q1 of fiscal 2010, compared with $106.5 million at the end of fiscal 2009.  This included fiscal 2009 bonus payments in the first quarter of nearly $5 million. We anticipate that the majority of the remaining bonus payments totaling approximately $25 million related to our 2009 performance will be paid out in the second quarter.  Net cash flow from operating activities during the first quarter was $8.4 million compared with $24.3 million for Q1 of fiscal 2009.  Our capital expenditures totaled approximately $620,000 for Q1 of fiscal 2010, compared to $307,000 for Q1 of fiscal 2009.

This concludes the prepared CFO remarks.

CRA INTERNATIONAL, INC.

UNAUDITED OPERATING INCOME (LOSS) FROM OPERATIONS

COMPARING FIRST QUARTER NON-GAAP RESULTS TO FOURTH QUARTER NON-GAAP RESULTS

(In thousands)

	First Quarter: Twelve Weeks Ended February 19, 2010	Fourth Quarter: Twelve Weeks Ended November 28, 2009
	Non-GAAP Results (1)	GAAP Results	Adjustments to GAAP Results (Restructuring) (2)	Adjustments to GAAP Results (NeuCo) (3)	Non-GAAP Results	Difference between Fourth Quarter Non-GAAP Results and First Quarter Non-GAAP Results	Percentage Change
Revenues	$57,762	$74,582	$—	$1,785	$72,797	$(15,035)	-20.7%
Costs of services	40,080	49,966	24	493	49,449	(9,369)	-18.9%
Gross profit	17,682	24,616	(24)	1,292	23,348	(5,666)	-24.3%

Selling, general and administrative expenses	14,639	18,616	1,785	1,484	15,347	(708)	-4.6%
Depreciation and amortization	1,217	2,402	788	98	1,516	(299)	-19.7%
Income (loss) from operations	$1,826	$3,598	$(2,597)	$(290)	$6,485	$(4,659)	-71.8%

(1) For a complete reconciliation of GAAP and non-GAAP results for the first quarter of fiscal 2010, please refer to CRA’s press release dated March 18, 2010.

(2) During the twelve weeks ended November 28, 2009, the Company incured pre-tax expenses of $2.6 million associated with employee workforce reductions and office space reductions and moves.

(3) These adjustments include all activity related to NeuCo in the Company’s GAAP results.

NON-GAAP FINANCIAL MEASURES

In addition to reporting its financial results in accordance with U.S. generally accepted accounting principles, or GAAP, the Company has also provided in these remarks non-GAAP revenue, non-GAAP gross margin, non-GAAP SG&A, non-GAAP operating income, non-GAAP interest and other income, non-GAAP tax provision, non-GAAP net income, and non-GAAP net income per share.  The Company believes the use of non-GAAP measures in addition to GAAP measures is an additional useful method of evaluating its results of operations.  The Company believes that presenting its financial results excluding these restructuring costs, foreign currency exchange loss attributable to the liquidation of the Company’s Australian-based operations, and NeuCo’s results is important to investors and management because it is more indicative of its ongoing operating results and financial condition.  These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with GAAP, and the expected results calculated in accordance with GAAP and reconciliations to those expected results should be carefully evaluated.  The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.  Specifically, for the first quarter of fiscal 2010, the Company has excluded NeuCo’s results.  For the first and fourth quarters of fiscal 2009, the Company has excluded certain restructuring costs, the foreign exchange effect attributable to the liquidation of the Company’s Australian-based operations, and NeuCo’s results.

SAFE HARBOR STATEMENT

Statements in these prepared CFO remarks concerning the future business, operating results, estimated cost savings, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” or similar expressions, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, the Company’s restructuring costs and attributable annual cost savings, changes in the Company’s effective tax rate, share dilution from the Company’s convertible debt offering and stock-based compensation, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, utilization rates, factors related to its acquisitions, including integration of personnel, clients, offices, and unanticipated expenses and liabilities, the risk of impairment write downs to the Company’s intangible assets, including goodwill, if the Company’s enterprise value declines below certain levels, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, changes in the law that affect its practice areas, management of new offices, the potential loss of clients, the ability of customers to terminate the Company’s engagements on short notice, dependence on the growth of the Company’s business consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, general economic conditions, intense competition, risks inherent in litigation, and professional liability.  Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of these remarks.